Exhibit 99.4

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the U.S. Securities Exchange Act of 1934, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the common stock, par value $0.01 per share, of Wireless Telecom Group, Inc.  This Joint Filing Agreement shall be filed as an exhibit to the Statement on Schedule 13D.

DAMANY HOLDING GMBH

	By:	/s/ Cyrille Damany
Name: Cyrille Damany
Title: Authorized Representative
Dated: July 11, 2005

CYRILLE DAMANY

/s/ Cyrille Damany

Dated: July 11, 2005